Exhibit 8

Principal Subsidiary Undertakings of BG Group plc

Principal Subsidiary Undertaking	Country of incorporation	Name under which principal subsidiary undertaking does business

*BG Energy Holdings Limited	England	BG Energy Holdings Limited

BG International Limited	England	BG International Limited

BG International (CNS) Limited	England	BG International (CNS) Limited

BG International (NSW) Limited	England	BG International (NSW) Limited

BG Karachaganak Limited	England	BG Karachaganak Limited

British Gas Tunisia Limited	England	British Gas Tunisia Limited

British Gas Trinidad and Tobago Limited	England	British Gas Trinidad and Tobago Limited

British Gas Thailand (Pte) Limited	Singapore	British Gas Thailand (Pte) Limited

BG North Sea Holdings Limited	England	BG North Sea Holdings Limited

BG Egypt S.A.	Cayman Islands	BG Egypt S.A.

BG Exploration and Production India Limited	Cayman Islands	BG Exploration and Production India Limited

BG LNG Services, LLC	USA	BG LNG Services, LLC

Premier Power Limited	Northern Ireland	Premier Power Limited

Companhia de Gas de São Paulo S.A. (i)	Brazil	Comgas

MetroGas S.A. (ii)	Argentina	MetroGAS

Gujarat Gas Company Limited	India	Gujarat Gas Company Limited

*	Shares are held by the Company where marked with an asterisk. Others are held by subsidiary undertakings.

(i)	The Company holds its interest in Companhia de Gas de São Paulo S.A. (Comgas) indirectly through its wholly-owned subsidiary British Gas São Paulo Investments B.V. which holds a 95.8% interest in Integral Holdings B.V., which in turn, holds ordinary shares in Comgas.

(ii)	Although the Company has only a 45.1% holding in MetroGas S.A. (MetroGas), it has a controlling interest through a 54.7% holding in Gas Argentino S.A. which has a 70% interest in MetroGas, together with a 6.8% holding in MetroGas via wholly-owned subsidiary undertakings.